UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2004

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-72574	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive offices)	(Zip Code)

(919) 774-6700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2004, the Company entered into the First Amendment (the “First Amendment”) to Amended and Restated Credit Agreement dated March 12, 2004 (the “Amended Credit Facility”) by and among the Company, as borrower, the financial institutions listed therein, as lenders (collectively, the “Lenders”), Wachovia Bank, National Association (“Wachovia”) as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands branch (“Credit Suisse”), as syndication agent, and Wells Fargo Bank, as documentation agent (“Wells Fargo”) for the Lenders. A copy of the First Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The First Amendment amends the Amended and Restated Credit Facility to, among other things: (i) reduce the applicable interest rate on term loans under the facility by 50 basis points; (ii) increase the aggregate amount of incremental term loan facilities, which the Company may use to finance capital expenditures and working capital and other general corporate purposes, including certain permitted acquisitions, from $50,000,000 to $75,000,000; (iii) provide that, unless the Company’s senior secured debt rating is upgraded to Ba3 or better by Moody’s Investors Service and to BB- or better by Standard & Poor’s Corporation during such period, any refinancing within one year of the outstanding term loan on substantially the same terms to effect a reduction in the applicable interest rate will require prepayment of the outstanding term loan at 101% of the principal amount; and (iv) permit the Company to utilize 100% of the net proceeds from equity issuances to fund certain permitted acquisitions, so long as such funds are used to fund permitted acquisitions within 270 days of receipt (prior to the First Amendment, 50% of the net proceeds of equity issuances were required to be used to prepay outstanding loans and/or cash collateralize outstanding letter of credit obligations).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 30, 2004, the Company issued a press release announcing initial earnings guidance for its fiscal year ending September 29, 2005. The key assumptions underlying the guidance information contained in that press release include the following: (i) fiscal 2005 will be a 52 week fiscal year as opposed to fiscal 2004, which was a 53 week fiscal year; (ii) an increase of approximately 3.0% to 3.5% in the Company’s merchandise comparable sales; (iii) merchandise margin of approximately 36.0% to 36.5%; (iv) an increase of approximately 1.0% to 2.0% in the Company’s comparable gasoline gallons sold; (v) gasoline margin in the range of 12 cents per gallon; and (vi) net capital expenditures of approximately $55 million.

In addition, on October 4, 2004, the Company issued a press release announcing plans to make a public offering of 5,000,000 shares of its common stock, of which 1,500,000 shares are being offered by the Company in connection with a forward sale agreement with Merrill Lynch International, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “forward purchaser”). The additional 3,500,000 shares are being offered by investment funds affiliated with Freeman Spogli & Co., which also have granted an option to the underwriters to purchase up to an additional 750,000 shares to cover over-allotments, if any. Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as sole book-running manager for the offering, with Goldman, Sachs & Co. acting as co-lead manager. William Blair & Company, Jefferies & Company, Inc. and Morgan Keegan & Company, Inc. are serving as co-managers.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Credit Agreement dated September 30, 2004 among the Company, as borrower, R. & H. Maxxon, Inc. and Kangaroo, Inc., subsidiaries of the Company, as guarantors, Wachovia, as administrative agent and lender, Credit Suisse, as syndication agent and lender, Wells Fargo as documentation agent and lender and Credit Industriel Et Commercial, Guaranty Bank, IKB Capital Corporation, and Raymond James Bank, FSB, as lenders.

99.1	Press Release dated October 4, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ DANIEL J. KELLY
Daniel J. Kelly
Vice President, Finance, Chief Financial
Officer and Secretary
(Authorized Officer and Principal Financial Officer)

Date: October 4, 2004

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Credit Agreement dated September 30, 2004 among the Company, as borrower, R. & H. Maxxon, Inc. and Kangaroo, Inc., subsidiaries of the Company, as guarantors, Wachovia, as administrative agent and lender, Credit Suisse, as syndication agent and lender, Wells Fargo as documentation agent and lender and Credit Industriel Et Commercial, Guaranty Bank, IKB Capital Corporation, and Raymond James Bank, FSB, as lenders.

99.1	Press Release dated October 4, 2004.